HOTTINGER CAPITAL CORP.
Code of Ethics

Revised as of December 23, 2005

I.	Preamble – Statement of General Principles

It is fundamental that Hottinger Capital Corp. (“HCC”) and the persons governed by this Code of Ethics understand and accept the fiduciary responsibility that is owed to The Swiss Helvetia Fund, Inc. (the “Fund”) and its Stockholders by reason of HCC’s service as the investment advisor for the Fund. In furtherance of such fiduciary duty, persons subject to this Code of Ethics will at all times adhere to the highest standards of ethical conduct; will place the interests of the Fund and its Stockholders first; will conduct the business of HCC and all personal securities transactions consistent with this Code of Ethics in such a manner so as to avoid any actual or potential conflict of interest with the Fund or any abuse of an individual’s position of trust and responsibility; will not at any time take inappropriate advantage of his or her position with HCC; and will act in accordance with federal securities laws1 and other applicable laws and regulations.

II.	Applicability

Three categories of personnel are subject to this Code of Ethics (collectively “Covered Persons”2). They currently are as follows:

Portfolio Managers

Rudolf Millisits - Portfolio Manager Philippe R. Comby - Portfolio Manager

_________________

1      Including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act, as it applies to investment companies registered under the 1940 Act and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

2      Covered Persons include HCC’s (1) directors and officers (and any person occupying a similar status or performing similar functions), and (2) employees and other persons who provide investment advice on behalf of HCC and are subject to HCC’s supervision and control who (a) have access to nonpublic information regarding the Fund’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Fund or (b) are involved in making securities recommendations to the Fund, or have access to such recommendations that are nonpublic.

Other Investment Personnel

Rodolphe E. Hottinger - Member of the Investment Committee Paul Hottinger - Member of the Investment Committee Henri Stalder - Member of the Investment Committee

Access Persons

Rodolphe E. Hottinger - Vice Chairman of the Board, Chief Executive Officer
Paul Hottinguer - Vice Chairman of the Board
Alexandre de Takacsy - President, Vice Chairman of the Board, Secretary
Frederic Hottinger - Director
Henri Stalder - Director
Thomas W. Grant - Director
Rudolf Millisits - Director, Chief Operating Officer, Executive Vice President
Philippe R. Comby - Senior Vice President and Treasurer
Alfred Suter - Client Advisor
Carole Spaeth - Assistant Portfolio Manager
Barbara Gordon - Office Manager

III.	Substantive Restrictions on Personal Investment Activities[3]

A.	Portfolio managers may not participate in any initial public offering (“IPO”) or private placement of a Swiss equity or equity-linked security and must obtain written pre-approval prior to purchasing similar securities traded/issued in non-Swiss financial markets.

B.	Other investment personnel and access persons must secure prior approval of any acquisition of an equity or equity-linked security in an IPO or of any security or other instrument in a private placement. For this purpose private placements include private capital raising by public companies, private financing and venture capital raising by private companies, and private sales by existing investors of public or private companies, but do not include joint ventures and formation of private businesses. Private placements also include any private transactions, regardless of the market or product, involving an undue profit. The compliance officers (two – one in the United States and one in Switzerland), acting jointly, in considering whether to approve such acquisition, will take into account, among other factors, whether the investment opportunity should be reserved exclusively for the Fund and whether the investment opportunity is being offered to an individual by virtue of his or her position with HCC. In the case of private placements, the compliance officers should generally grant approval if they conclude the instruments would not be eligible for purpose by the Fund, the opportunity is not offered by virtue of the person’s position with the Fund and the investment is long-term in nature and not likely to result in short-term gain. If authorization is granted by the compliance officers for the acquisition and if HCC is considering a subsequent acquisition of an equity or equity-linked security of the same issuer for the Fund, HCC shall notify the compliance officers who will secure an independent review of the proposed acquisition by the Fund by investment personnel of HCC who have no personal interest in the issuer.

_________________

3      Personal investment activities shall include activities of a person who is a “beneficial owner of a security”, namely, (i) if such person owns the security, (ii) if the security is owned by a spouse, minor children, or relatives who share the same household, or (iii) if the security is owned by other persons if, but only if, by reason of any contract, understanding, relationship or agreement, such person has an interest in the profits from the security.

C.	Portfolio managers may not purchase or sell a Swiss equity or equity-linked security during a blackout period of 30 calendar days before and after the date on which there is effected a trade in the same or similar security by the Fund. A transaction in violation of this blackout period shall either be unwound or, if not practical, all profits from the transaction shall inure to the benefit of the Fund.

D.	Other investment personnel and access persons may not purchase or sell a Swiss equity or equity linked security during a blackout period of 30 days before or after the date on which there is effected a trade in the same or similar security by the Fund, if such person had actual knowledge prior to such purchase or sale of such trade by the Fund. A transaction in violation of this blackout period shall either be unwound or, if not practical, all profits from the transaction shall inure to the benefit of the Fund.

E.	Covered Persons may not purchase and sell or sell and purchase the same or similar Swiss equity or equity-linked securities within 15 calendar days. Any transaction made in violation of this prohibition shall be unwound or, if not practical, all profits from the transaction shall inure to the benefit of the Fund.

F.	Covered Persons may not accept as a gift anything of value in excess of $100 from any person who conducts business with or on behalf of the Fund.

G.	Portfolio managers and other investment personnel may not serve on the board of directors of a publicly traded Swiss company without the prior authorization of the compliance officers, which shall be based upon a determination that such board service would be consistent with the interests of the Fund and its Stockholders, and safeguards are implemented, based upon the advice of counsel, to address the potential conflicts of interest.

IV.	Compliance Procedures

A.	Any person who becomes a Covered Person shall provide to the appropriate compliance officer an initial holdings report not later than 10 days after becoming a Covered Person: 1) the title and type of security (and, as applicable, the exchange ticker symbol or CUSIP number), number of shares and principal amount of each equity and equity-linked security (hereinafter “covered security”4) in which the Covered Person had any direct or indirect beneficial ownership as of not more than 45 days prior to the individual becoming a Covered Person; 2) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any covered securities were held for the direct or indirect benefit of the Covered Person as of not more than 45 days prior to the individual becoming a Covered Person; and 3) the date that the report is submitted by the Covered Person.

_________________

4      “Covered securities” also include securities issued by the Fund. Covered securities do not include any report with respect to securities held in accounts over which the Covered Person had no direct or indirect influence or control.

B.	Covered Persons shall provide to the appropriate compliance officer a quarterly transaction report to be received no later than 30 days after the end of each calendar quarter, containing the following information: 1) with respect to any transaction during the quarter in a covered security in which the Covered Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: a) the date of the transaction, the title (and, as applicable, the exchange ticker symbol or CUSIP number), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved; b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); c) the price of the security at which the transaction was effected; d) the name of the broker, dealer or bank with or through which the transaction was effected; and e) the date that the report is submitted by the Covered Person; and 2) with respect to any account established by the Covered Person in which any covered securities were held during the quarter for the direct or indirect benefit of the Covered Person: a) the name of the broker, dealer or bank with whom the Covered Person established the account; b) the date the account was established; and c) the date that the report is submitted by the Covered Person.

A Covered Person is not required to submit a transaction report if the report would duplicate information contained in broker trade confirmations or account statements so long as the appropriate compliance officer receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.[5]

___________________________

5      Transactions reports also are not required with respect to transactions effected pursuant to a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

C.	The compliance officers are required to review reports provided pursuant to this Code and, in consultation with HCC’s independent auditors, have developed expanded reporting obligations for personal trading, and a system of post-trade monitoring procedures, including the receipt of such transaction confirmations and account statements directly from brokerage firms, in order to implement and adequately assure compliance by all Covered Persons with this Code of Ethics.

D.	HCC will provide each Covered Person with a copy of this Code of Ethics and any amendments thereto. In addition, all Covered Persons shall certify upon receipt of this Code and any amendment thereto and at least annually, on or before April 30 of each year, that they have read and understand HCC’s Code of Ethics and recognize that they are subject thereto. Further, such persons shall further certify that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all personal securities positions and transactions and all broker, dealer or bank relationships required to be disclosed or reported pursuant to the requirements of this Code of Ethics, as implemented by the compliance officers. Finally, each Covered Person shall submit to the appropriate compliance officer an annual holdings report to be received on or before April 30 of each year containing the following information: 1) the title and type of security (and, as applicable, the exchange ticker symbol or CUSIP number), number of shares and principal amount of each covered security in which the Covered Person had any direct or indirect beneficial ownership as of the preceding March 31; 2) the name of any broker, dealer or bank with whom the Covered Person maintains an account in which any covered securities are held for the direct or indirect benefit of such Covered Person as of not more than 45 days prior; and 3) the date that the report is submitted by the Covered Person.

E.	HCC takes the potential for conflicts of interest caused by personal investing very seriously. As such, HCC requires its employees to promptly report any violations of the Code of Ethics to the CCO. HCC’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics. HCC has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

HCC has implemented remedial actions that are designed to discourage its employees from violating the Personal Securities Transaction Policy. Employees should be aware that HCC reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

1st Violation - Verbal warning;
2nd Violation - Written warning that will be included in the employee's file, and disgorgement of profits to a charity specified by the employee; and
3rd Violation - Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee; and
4th Violation - Possible termination of employment.

F.	The compliance officers annually, at the first Fund Board of Directors meeting following the close of each calendar year, shall provide to the Board of Directors of the Fund, through the Audit Committee, a report prepared by HCC’s independent auditors regarding the operation of the Code of Ethics for the preceding year including, but not limited to, a description of any issues, material violations and sanctions imposed, as well as a certification that the compliance officers have adopted procedures reasonably necessary and appropriate to prevent Covered Persons from violating this Code. In addition, the compliance officers shall report directly to the CEO of the Fund any violation of the Code of Ethics relating to a Covered Person’s activities with respect to the Fund within three business days following their discovery of such violation.

G.	HCC shall provide such further reports and information to the Fund as may reasonably be requested for purposes of disclosure to the Stockholders of the Fund or any regulatory authority with respect to this Code of Ethics and compliance therewith.

H.	HCC shall describe its Codes of Ethics in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for HCC’s Code of Ethics shall be directed to the Compliance Officer.

I.	HCC shall maintain a copy of its Codes of Ethics (and amendments), records of violations of the Code of Ethics and actions taken as a result of the violations. In addition, HCC shall maintain copies of Covered Persons’ written acknowledgment of receipt of the Code of Ethics. HCC is further required to keep a record of the names of its Covered Persons, the holdings and transaction reports made by Covered Persons, and records of decisions approving Covered Persons’ acquisition of securities in IPOs and private placements.

J.	HCC must maintain and enforce this Code of Ethics. The compliance officers, or persons under their authority, are primarily responsible for maintaining and enforcing the code. The compliance officers as defined under this Code of Ethics shall be as follows:

United States

Rudolf Millisits
Hottinger Capital Corp.
1270 Avenue of the Americas
Suite 400
New York, New York 10020
Telephone: (212) 332-7930
Facsimile: (212) 332-7931

Switzerland

Beret AG
c/o Mr. D. Della Ca
Bleicherweg 14
P.O. Box 5174
8022 Zurich
Switzerland
Telephone: 011 411 284 1500
Facsimile: 011 411 284 1599